Exhibit 99.2

NEWS RELEASE - for immediate release

Alexza Prices $22 Million Public Offering

Mountain View, California - February 17, 2012 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA), or the Company, today announced that it has priced its previously announced underwritten public offering of 44,000,000 shares of common stock and warrants to purchase 44,000,000 shares of common stock. The common stock and warrants will be issued separately, but will be sold in combination in the offering, with a warrant to purchase one share of common stock for each share of common stock sold. The price to the public for each share and related warrant is $0.50, for an aggregate offering amount of approximately $22 million. The net proceeds to Alexza, after underwriting discounts and commissions and other offering expenses, and assuming the warrants are not exercised, are expected to be approximately $20.4 million. Alexza plans to use the net proceeds from the sale of securities primarily for general corporate purposes, including regulatory, clinical trial, research and development, general and administrative and manufacturing expenses.

The warrants are exercisable at an exercise price of $0.50 per share beginning one year and one day from the date of issuance and will expire on the fifth anniversary of the date of issuance. The offering is expected to close on or about February 23, 2012, subject to customary closing conditions.

JMP Securities LLC is acting as the sole book-running manager in the offering.

The common stock and warrants described above are being offered pursuant to a shelf registration statement on Form S-3 previously declared effective by the Securities and Exchange Commission, or the SEC, on May 20, 2010.

A preliminary prospectus supplement related to the offering was filed with the SEC on February 16, 2012 and is available on the SEC’s website located at http://www.sec.gov. A final prospectus supplement related to the offering will be filed with the SEC today. When available, copies of the final prospectus supplement relating to the offering and the accompanying base prospectus may be obtained by contacting JMP Securities LLC, 600 Montgomery Street, 10th Floor, San Francisco, California 94111, Attention: Prospectus Department, (415) 835-8985. A copy of the final prospectus supplement relating to the offering and the accompanying base prospectus may also be accessed on the SEC website, http://www.sec.gov. Before you invest, you should read the final prospectus supplement and the accompanying base prospectus and other documents Alexza has filed or will file with the SEC for more complete information about Alexza and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Alexza nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVETM (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a Complete Response Letter from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011. The ADASUVE NDA was resubmitted in August 2011, completed an advisory committee meeting in December 2011, received a notice of extension of the Prescription Drug User Fee Act (PDUFA) goal date in January 2012, and has a new PDUFA goal date of May 4, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financings, the potential of the Company’s ADASUVE NDA resubmission to adequately address the issues in the Complete Response Letter, the timing of the FDA’s review of the NDA, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King
President and CEO
650.944.7634
tking@alexza.com